As filed with the Securities and Exchange Commission on November 30, 2010
Registration No. 333-170544
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SPS COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	41-2015127 (I.R.S. Employer Identification No.)

333 South Seventh Street, Suite 1000
Minneapolis, MN 55402
(612) 435-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Archie C. Black
President and Chief Executive Officer
SPS Commerce, Inc.
333 South Seventh Street, Suite 1000
Minneapolis, MN 55402
(612) 435-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew G. Humphrey Jonathan R. Zimmerman Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 (612) 766-7000	Mark J. Macenka Kenneth J. Gordon Goodwin Procter LLP Exchange Place 53 State Street Boston, MA 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
     This Amendment No. 1 to the Registration Statement on Form S-1 of SPS Commerce, Inc. is filed solely for the purpose of filing Exhibit 21.1 thereto. This Amendment No. 1 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts shown are estimates, except the SEC registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Amount

SEC registration fee	$3,167
FINRA fee	$4,941
Legal fees and expenses	$200,000
Accounting fees and expenses	$100,000
Printing expenses	$100,000
Miscellaneous	$16,892

Total	$425,000

Item 14.	Indemnification of Directors and Officers.

We are a corporation organized under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Our bylaws provide that we will indemnify and advance expenses to our directors and officers (and may choose to indemnify and advance expenses to other employees and other agents) to the fullest extent permitted by law; provided, however, that if we enter into an indemnification agreement with such directors or officers, such agreement controls.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	transaction from which the director derives an improper personal benefit.

Our certificate of incorporation provides that our directors are not personally liable for breaches of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation. Our bylaws permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our bylaws permit indemnification. We also maintain a directors’ and officers’ liability insurance policy.

As permitted by the Delaware General Corporation Law, we entered into indemnity agreements with each of our directors that require us to indemnify such persons against various actions including, but not limited to, third-party actions where such director, by reason of his or her corporate status, is a party or is threatened to be made a party to an action, or by reason of anything done or not done by such director in any such capacity. We indemnify directors against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf such directors, and for any expenses actually and reasonably incurred by such directors in connection with such action, if such directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful. We also advance to our directors expenses (including attorney’s fees) incurred by such directors in advance of the final disposition of any action after the receipt by the corporation of a statement or statements from directors requesting such payment or payments from time to time, provided that such statement or statements are accompanied by an undertaking, by or on behalf of such directors, to repay such amount if it shall ultimately be determined that they are not entitled to be indemnified against such expenses by the corporation.

The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification or advancement of expenses, including, among others, provisions about providing notice to the corporation of any action in connection with which a director seeks indemnification or advancement of expenses from the corporation, and provisions concerning the determination of entitlement to indemnification or advancement of expenses.

Prior to the closing of this offering we plan to enter into an underwriting agreement, which will provide that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities.

Item 15.	Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we issued the securities indicated below that were not registered under the Securities Act. All share and price information in the table below does not reflect the impact of the 0.267 for 1 reverse stock split of our common stock that occurred on April 13, 2010.

				Total
Individual or Group Name	Type of Securities	Date of Sale	Common	Consideration

John P. Sekeres	common stock	January 16, 2008	3,038	$778.80
PNC Investment Corp.	common stock	May 21, 2008	8,360	*
Patrick J. Maurer	common stock	May 30, 2008	263,260	*
Chad Johnson	common stock	August 8, 2008	1,386	$138.60
Archie C. Black	common stock	September 4, 2008	40,000	$4,000.00
Sandra L. Evanson	common stock	September 11, 2009	30,188	*
Archie C. Black	common stock	December 22, 2009	25,000	$2,500.00

*	Indicates shares acquired upon cashless exercise of an option or warrant. In the case of PNC Investment Corp., the exercise price of $2,000 was paid by cancellation of 1,640 shares subject to the applicable warrant. In the case of Patrick J. Maurer, the exercise price of $28,676 was paid by cancellation of 25,506 shares subject to the applicable option. In the case of Sandra L. Evanson, the exercise price of $3,358 was paid by cancellation of 3,392 shares subject to the applicable option.

The sale of common stock to PNC Investment Corp. was made in reliance upon the exemption from registration requirements of the Securities Act available under Section 4(2) of the Securities Act. This sale did not involve any underwriters, underwriting discounts or commissions or any public offering.

All other sales of common stock described above were made pursuant to the exercise of stock options granted under our 2001 Stock Option Plan to our officers, directors, employees and consultants in reliance upon an available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, we relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to “compensatory benefit plans” as defined under that rule. We believe that our 2001 Stock Option Plan qualifies as a compensatory benefit plan.

The following table sets forth information on the stock options issued by us in the three years preceding the filing of this registration statement. All information in the table below relating to the number of options or exercise price does not reflect the 0.267 for 1 reverse stock split of our common stock that occurred on April 13, 2010.

					Current
			Grant Date		Exercise
	Number of		Exercise Price	Grant Date	Price
Date of Issuance	Options Granted		($/Sh)	Fair Value	($/Sh)

November 27, 2007	500,000		$0.99	$0.99	$0.81
November 28, 2007	65,000		$0.99	$0.99	$0.81
January 21, 2008	35,000		$1.14	$1.14	$0.81
January 21, 2008	3,000		$1.14	$1.14	$1.14
April 23, 2008	3,000		$1.22	$1.22	$0.81
July 24, 2008	123,500		$1.26	$1.26	$0.81
October 31, 2008	8,500		$1.25	$1.25	$0.81
February 10, 2009	309,000		$0.92	$0.92	$0.65
April 1, 2009	309,000	(1)	$0.65	$0.65	$0.65
April 22, 2009	65,000		$0.68	$0.68	$0.68
July 23, 2009	893,364	(2)	$0.81	$0.81	$0.81
October 22, 2009	3,000		$0.99	$0.99	$0.99

(1)	Represents stock options granted to three employees that result from our unilateral amendment to reduce the exercise price for all of the shares subject to options granted to the employees on February 10, 2009. The amendments reduce the exercise price of the previously granted options to $0.65 per share, which was the fair market value of our common stock on the date of the amendments. The amendments did not affect the vesting provisions or the number of shares subject to any of the option awards. For financial statement reporting, we treat the previously granted options as being forfeited and the amendments as new option grants; however, none of the holders of the previously granted options made any investment decisions in connection with the amendments.

(2)	Includes a total of 890,364 stock options granted to 17 employees and one director that result from our unilateral amendment to reduce the exercise price for all of the shares subject to options previously granted to the employees and director. The amendments reduce the exercise price of the previously granted options to $0.81 per share, which was the fair market value of our common stock on the date of the amendments. The amendments did not affect the vesting provisions or the number of shares subject to any of the option awards. For financial statement reporting, we treat the previously granted options as being forfeited and the amendments as new option grants; however, none of the holders of the previously granted options made any investment decisions in connection with the amendments.

No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options. All of the stock options described above were granted under our 2001 Stock Option Plan to our officers, directors, employees and consultants in reliance upon an available exemption from the registration requirements of the Securities Act, including those contained in Rule 701 promulgated under Section 3(b) of the Securities Act. Among other things, we relied on the fact that, under Rule 701, companies that are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act are exempt from registration under the Securities Act with respect to certain offers and sales of securities pursuant to “compensatory benefit plans” as defined under that rule. We believe that our 2001 Stock Option Plan qualifies as a compensatory benefit plan.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index following the signature page.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment no. 1 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 30th day of November, 2010.

SPS COMMERCE, INC.

By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Archie C. Black Archie C. Black		President and Chief Executive Officer (principal executive officer)	November 30, 2010

/s/ Kimberly K. Nelson Kimberly K. Nelson		Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	November 30, 2010

* Steve A. Cobb		Director	November 30, 2010

* Michael B. Gorman		Director	November 30, 2010

* Martin J. Leestma		Director	November 30, 2010

* Philip E. Soran		Director	November 30, 2010

* George H. Spencer, III		Director	November 30, 2010

* Sven A. Wehrwein		Director	November 30, 2010

* /s/ Kimberly K. Nelson
By:	Kimberly K. Nelson Agent and attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement	†
3.1	Amended and Restated Certificate of Incorporation of the registrant	(1)
3.2	Amended and Restated Bylaws of the registrant	(1)
4.1	Specimen Certificate representing shares of common stock of SPS Commerce, Inc.	(1)
4.2	Registration rights agreement dated April 10, 2007	(1)
5.1	Opinion of Faegre & Benson LLP	†
10.1	1999 Equity Incentive Plan**	(1)
10.2	Form of Option Agreement under 1999 Equity Incentive Plan**	(1)
10.3	2001 Stock Option Plan**	(1)
10.4	Form of Incentive Stock Option Agreement under 2001 Stock Option Plan**	(1)
10.5	Form of Non-Statutory Stock Option Agreement (Director) under 2001 Stock Option Plan**	(1)
10.6	2010 Equity Incentive Plan**	(1)
10.7	Form of Incentive Stock Option Agreement under 2010 Equity Incentive Plan**	(1)
10.8	Form of Non-Statutory Stock Option Agreement (Director) under 2010 Equity Incentive Plan**	(1)
10.9	2002 Management Incentive Agreement between the Company and Archie C. Black**	(1)
10.10	2002 Management Incentive Agreement between the Company and James J. Frome**	(1)
10.11	Non-Employee Director Compensation Policy**	(1)
10.12	Form of Indemnification Agreement for Steve A. Cobb, Michael B. Gorman, and George H. Spencer, III	(1)
10.13	Form of Indemnification Agreement for Martin J. Leestma, Philip E. Soran and Sven A. Wehrwein	(1)
10.14	Form of Indemnification Agreement for Archie C. Black**	(1)
10.15	Employment Agreement between the Company and Archie C. Black**	(1)
10.16	Form of At-will Confidentiality Agreement Regarding Certain Terms and Conditions of Employment for Kimberly K. Nelson, James J. Frome, Michael J. Gray and David J. Novak, Jr.**	(1)
10.17	Warrant to Purchase Stock issued by the Company to Silicon Valley Bank as of May 20, 2004	(1)
10.18	Warrant issued by the Company to Ritchie Capital Finance, L.L.C. as of February 3, 2006	(1)
21.1	Subsidiaries of the registrant	*
23.1	Consent of Grant Thornton LLP	†
23.2	Consent of Faegre & Benson LLP	†
24.1	Power of Attorney	†

*	Filed herewith

**	Indicates management contract or compensatory plan or arrangement.

†	Previously filed

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (Reg. No. 333-163476)